Exhibit 99.1

NEWS RELEASE

PARSLEY ENERGY RELEASES INAUGURAL CORPORATE RESPONSIBILITY REPORT

AUSTIN, Texas, December 19, 2019 – Parsley Energy, Inc. (NYSE: PE) (“Parsley” or the “Company”) today released its inaugural Corporate Responsibility Report. The report outlines Parsley’s commitment and approach to governance, ethics, environmental stewardship, health and safety, talent attraction and retention, and community engagement. The report can be found on the Company’s website at www.parsleyenergy.com/CRR.

“At Parsley Energy, we understand the importance of developing and producing domestic natural resources sustainably and safely to enhance the overall quality of everyday life,” said Matt Gallagher, President and CEO of Parsley. “I am proud of the strides we have made to consistently execute at a high level while lowering costs and keeping our environmental and social impacts at the forefront of our decision making. I am proud to introduce our inaugural corporate responsibility report and look forward to keeping the market updated on our progress.”

To assist Parsley in identifying the topics that were included in the Corporate Responsibility Report, Parsley completed a materiality process that followed the Global Reporting Initiative steps of topic identification, prioritization, and senior leader validation of the results. During this process, Parsley engaged in a series of discussions with Parsley’s internal and external stakeholders, including Parsley’s executive team, investors, customers, landowners, regulators, NGOs, trade associations and the media, to gain a broader perspective of potential sustainability-related issues, impacts, risks and opportunities. The results of that process, along with feedback from Parsley’s Safety, Sustainability and Corporate Responsibility Committee, an internal committee led by Parsley’s Chief Operating Officer, informed the topics discussed in the report.

Upcoming Conference Participation

Parsley plans to participate in the Goldman Sachs Global Energy Conference in Miami on January 6-7, 2020.

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition, development, exploration, and production of unconventional oil and natural gas properties in the Permian Basin. For more information, visit the Company’s website at www.parsleyenergy.com.

Investor Contacts:

Kyle Rhodes

Vice President – Investor Relations

ir@parsleyenergy.com

(512) 505-5199

Media and Public Affairs Contacts:

Katharine McAden

Corporate Communications Manager

or

Kate Zaykowski

Corporate Communications Specialist

media@parsleyenergy.com

(512) 220-7100